Exhibit 10.1

AGREEMENT

This Agreement is entered into and effective this 16th day of July, 2007, by and between Cryo-Cell International, Inc. (the “Company”) and Mercedes Walton (the “Executive”).

RECITALS

A. The Company and the Executive entered into an Employment Agreement dated August 15, 2005 (the “Employment Agreement”) pursuant to which the Company agreed to provide certain specified compensation to the Executive.

B. The Company and the Executive desire to amend the terms of the Executive’s Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree, and the Employment Agreement hereby is amended, as follows:

AMENDMENT

1. The following sentence is hereby added at the end of subparagraph 2(f) of the Employment Agreement:

“Any such reimbursement shall be for expenses incurred by the Executive during her lifetime and such reimbursement shall be made not later than December 31 of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.”

2. The last sentence of subparagraph 3(e)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Such payments shall be made in a lump sum on the earlier of (A) the first day of the seventh month following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) (the “Separation from Service”) or (B) the Executive’s death, together with interest thereon from the date of such Separation from Service through the date of payment at the applicable federal rate, determined under Section 1274(d) of the Code.

3. The following language is hereby inserted at the end of subparagraph 3(e)(iii) of the Employment Agreement:

“; provided that either the provision and payment of any benefits under such plans or programs is excluded from the phrase “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) or the value of the provision and payment of any such benefits that are not so excluded in the aggregate do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of Executive’s Separation of Service.”

4. Subparagraph 3(e)(iv) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall pay all reasonable legal fees and expenses incurred by the Executive during her lifetime as a result of such termination, including the legal fees and expenses of enforcing the terms of this Agreement; payment of such fees shall be made within thirty (30) days following the Company’s receipt of an appropriate invoice therefor, but not later than December 31 of the year following the year in which the Executive incurs such fees and expenses. In no event will the amount of fees and expenses so paid by the Company in one year affect the amount of fees and expenses that the Company is obligated to pay, or in-kind benefits to be provided, in any other taxable year.”

5. The following language is hereby inserted at the end of subparagraph 3(e)(v) of the Employment Agreement:

“; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31 of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.”

6. The third and fourth sentences of subparagraph 3(e)(vii)(A) of the Employment Agreement are hereby deleted in their entirety and replaced with the following sentence:

“If the Present Value of such “parachute payments” equals or exceeds the Parachute Limit, but does not exceed 105% of the Parachute Limit, then the lump sum cash severance payment described in Section 3(e)(ii) shall be reduced such that the “parachute payments” are one dollar ($1.00) less than the Parachute Limit.”

7. The following language is hereby inserted at the end of subparagraph 10(b)(ii) of the Employment Agreement:

“, and thereafter interpret its provisions in a manner that complies with Code Section 409A. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.”

8. A new subparagraph 10(g) is hereby added to the end of paragraph 10 of the Employment Agreement as follows:

“g. Effect of Provisions

To the extent that the Executive’s employment is terminated upon or within two (2) years after a Change of Control, subparagraphs 3(a), 3(b), 3(c), 3(f) and 3(g) shall have no further force and effect and shall no longer be operative.

9. The following language is hereby inserted at the end of subparagraph (d) of Exhibit A as follows:

“Notwithstanding the foregoing, in all events, no Gross-Up Payment will be made prior to the first day of the seventh month following the Executive’s Separation from Service and all Gross-Up Payments will be made no later than December 31 of the year following the Executive’s taxable year in which the Executive remits the taxes giving rise to the Gross-Up Payment.”

10. The parties agree that this Agreement amends the Employment Agreement and that, except as amended herein, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ Jill Taymans
Name:	Jill Taymans
Title:	VP Finance/CFO

/s/ Mercedes Walton
Executive